Exhibit 2.1

THIS ASSET PURCHASE AGREEMENT (THE "PURCHASE AGREEMENT") CONTAINS CERTAIN RECITALS, STATEMENTS, REPRESENTATIONS AND WARRANTIES (THE "STATEMENTS") BY LIVEDEAL, INC. ("LIVEDEAL") AND BY LIVEOPENLY, INC. ("LIVEOPENLY").  NO PERSON, OTHER THAN THE PARTIES TO THE PURCHASE AGREEMENT, ARE ENTITLED TO RELY ON THE STATEMENTS CONTAINED IN THE PURCHASE AGREEMENT. THE PURCHASE AGREEMENT IS FILED IN ACCORDANCE WITH THE RULES OF THE SECURITIES AND EXCHANGE COMMISSION AS A MATERIAL PLAN OF ACQUISITION, AND IS INTENDED SOLELY AS A RECORD OF THE AGREEMENT REACHED BY THE PARTIES THERETO.  THE FILING OF THE PURCHASE AGREEMENT IS NOT INTENDED AS A MECHANISM TO UPDATE, SUPERSEDE OR OTHERWISE MODIFY PRIOR DISCLOSURES OF INFORMATION AND RISKS CONCERNING LIVEDEAL WHICH LIVEDEAL HAS MADE TO ITS STOCKHOLDERS.

INVESTORS AND POTENTIAL INVESTORS SHOULD BE AWARE THAT CERTAIN STATEMENTS MADE IN THE PURCHASE AGREEMENT ARE NOT INTENDED TO BE AFFIRMATIVE STATEMENTS OF FACTS, SITUATIONS OR CIRCUMSTANCES, BUT ARE INSTEAD DESIGNED AND INTENDED TO ALLOCATE CERTAIN RISKS BETWEEN LIVEDEAL AND LIVEOPENLY.  THE USE OF REPRESENTATIONS AND WARRANTIES TO ALLOCATE RISK IS A STANDARD DEVICE IN ACQUISITION AGREEMENTS.

ACCORDINGLY, STOCKHOLDERS, INVESTORS AND POTENTIAL INVESTORS SHOULD NOT RELY ON THE STATEMENTS AS AFFIRMATIONS OR CHARACTERIZATIONS OF INFORMATION CONCERNING LIVEDEAL OR LIVEOPENLY AS OF THE DATE OF THE PURCHASE AGREEMENT, OR AS OF ANY OTHER DATE.

ASSET PURCHASE AGREEMENT

DATED: JULY 30, 2012

BY AND BETWEEN

LIVEDEAL, INC., AS BUYER

AND

LIVEOPENLY, INC., AS SELLER

TABLE OF CONTENTS

SECTION 1 DEFINITIONS	5
1.1 Definitions	5

SECTION 2 PURCHASE AND SALE	7
2.1 Purchase and Sale of the Purchased Assets	7
2.2 Purchase Price	7

SECTION 3 CLOSING	8
3.1 Closing Date	8
3.2 Deliveries by Seller at the Closing	8
3.3 Deliveries by Buyer at the Closing	8

SECTION 4 REPRESENTATIONS AND WARRANTIES OF SELLER	8
4.1 Organization and Good Standing	8
4.2 Authority and Enforceability	8
4.3 No Conflicts, Consents	9
4.4 No Undisclosed Liabilities	9
4.5 Taxes	9
4.6 Compliance with Law	10
4.7 Business Authorizations	10
4.8 Title to Purchases Assets	11
4.9 Condition of Purchased Assets	11
4.10 Intellectual Property Related to the Snoflake Assets	15
4.11 Absence of Certain Changes or Events	15
4.12 Litigation	15
4.13 Brokers or Finders	15
4.14 Completeness of Disclosure	15

SECTION 5 REPRESENTATIONS AND WARRANTIES OF BUYER	16
5.1 Organization and Good Standing	16
5.2 Authority and Enforceability	16
5.3 Litigation	16
5.4 Availability of Buyer’s Stock	16

SECTION 6 COVENANTS OF SELLER	16
6.1 Access to Information; Investigation	16
6.2 Confidentiality	17
6.3 Release of Liens	17
6.4 Consents	17
6.5 Notification of Certain Matters	17
6.6 Restrictive Covenants	17

SECTION 7 COVENANTS OF BUYER AND SELLER	18
7.1 Regulatory Approvals	18
7.2 Public Announcements	18
7.3 Taxes	19
7.4 Bulk Sales Laws	19
7.5 Access to Books and Records	19
7.6 Further Assurances	19

SECTION 8 CONDITIONS TO CLOSING	20
8.1 Conditions to Obligation of Buyer	20
8.2 Conditions to Obligation of Seller	20

SECTION 9 INDEMNIFICATION	21
9.1 Survival	21
9.2 Indemnification by Seller	21

SECTION 10 MISCELLANEOUS	22
10.1 Notice	22
10.2 Amendments and Waivers	23
10.3 Expenses	23
10.4 Successors and Assigns	23
10.5 Governing Law	23
10.6 Dispute Resolution	23
10.7 Counterparts	25
10.8 Third Party Beneficiaries	25
10.9 Entire Agreement	25
10.10 Severability	25
10.11 Interpretation	25

SCHEDULES AND EXHIBITS	27

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement ("Agreement") is dated as of July 30, 2012, by and between LiveDeal, Inc., a corporation organized under the laws of the State of Nevada ("Buyer") and LiveOpenly, Inc., a corporation organized under the laws of the State of California ("Seller").

RECITALS
This Agreement is being entered into by Buyer based, in part, upon the truth and accuracy of the following factual Recitals, each of which shall be deemed to be additional representations and warranties by Seller:

A.
Buyer has been exploring new lines of businesses and has determined to focus its efforts on sourcing, publishing and selling discounted offers for goods and services through local retail merchants (“Deals”) (“New Business of Buyer”).  Using Buyer’s website and mobile applications, merchants can post their own promotional Deals that are viewed by Buyer’s subscribers;

B.
Buyer’s management has determined it would be in the best interest of Buyer to acquire certain assets of Seller, a Deal procurement company (“Seller’s Business”), consisting of Seller’s: (i) customer list of approximately 12,000 business entities and/or individuals; (ii) the domain name “liveopenly.com” and any other domain name which Seller owns or has the right to own; (iii) web Software related to Seller’s Business; (iv) two Deal sourcing contracts - one with Travelzoo, Inc. and the other with Affinity Solutions, Inc., both of which publish and sell Deals (“the Sourcing Contracts”); (v) Trademarks; (vi) Intellectual Property; and the goodwill related to the foregoing assets of Seller;

C.
Natasha Moreno (“Natasha”) owns all of the stock of Seller which desires to sell the Purchased Assets to Buyer.  Ejimofor Umenyiora (“Jim”) has worked with Natasha for over two years to create and develop value in the Purchased Assets (defined below);

D.	Seller desires to sell the Purchased Assets, and Buyer desires to purchase the same upon the terms and conditions set forth herein; and

E.
The Boards of Directors of Seller and Buyer have each deemed it advisable and in the best interests of Seller and Buyer, respectively, to consummate this Agreement, in order to advance the long-term strategic business goals of Buyer.

NOW, THEREFORE, in consideration of the above and the respective agreements hereinafter set forth, the parties to this Agreement agree as follows:

SECTION 1
DEFINITIONS

1.1           Definitions.  When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1:

"Affiliate" means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person.

"Ancillary Agreements" means a Bill of Sale, an Assignment and Assumption Agreement, a Patent Assignment Agreement, a Trademark Assignment Agreement, a Copyright Assignment Agreement, a Domain Name Assignment Agreement and the other agreements, instruments and documents to be delivered at the Closing.

"Authorization" means any authorization, approval, Consent, certificate, license, permit or franchise of or from any Governmental Entity or pursuant to any Law.

"Books and Records" means books of account, general, financial, and shipping records, invoices, supplier lists, drawings, correspondence, maintenance, operating records, advertising and promotional materials, credit records of customers and other documents, records and files, in each case Related to Seller’s Business, including books and records relating to Seller’s Intellectual Property, Patents and any other document Buyer has asked to review in connection with its due diligence related to this Agreement.

"Business Day(s)" means a day other than a Saturday, Sunday or other day on which banks located in San Diego, California are authorized or required by Law to close.

"Charter Documents" means, with respect to any entity, the certificate of incorporation, the articles of incorporation, by-laws, articles of organization, limited liability company agreement, partnership agreement, formation agreement, joint venture agreement or other similar organizational documents of such entity (in each case, as amended).

"Code" means the Internal Revenue Code of 1986.

"Contract" means any agreement, contract, license, commitment, arrangement or understanding, written or oral, including any sales order or purchase order.

"Governmental Entity" means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state, local, or municipal government, foreign, international, multinational or other government, including any department, commission, board, agency, bureau, subdivision, instrumentality, official or other regulatory, administrative or judicial authority thereof, and any non-governmental regulatory body to the extent that the rules and regulations or orders of such body have the force of Law.

"Knowledge of Seller” means, with respect to any fact or matter, the actual knowledge of the directors and executive officers of Seller and any other employee of Seller with a title of manager or above, together with such knowledge that such directors, executive officers or other Seller employees could be expected to discover after due investigation concerning the existence of the fact or matter in question.

"Law" means any statute, law (including common law), constitution, treaty, ordinance, code, order, decree, judgment, rule, regulation and any other binding requirement or determination of any Governmental Entity.

"Lien" means, with respect to any o Purchased Asset, any lien, pledge, charge, security interest, adverse claim or other encumbrance in respect of such asset.

"Order" means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction.

"Person" means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any other entity or body.

"Related to Seller’s Business" means used, held for use or acquired or developed for use in Seller’s Business or otherwise relating to, or arising out of, the operation or conduct of Seller’s Business.

"Tax" or "Taxes" means any and all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, unemployment, social security, workers' compensation, capital, premium, and other taxes, assessments, customs, duties, fees, levies, or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto.

"Tax Returns" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Taxing Authority" means any Governmental Entity having jurisdiction with respect to any Tax.

"$" means United States dollars.

SECTION 2
PURCHASE AND SALE

2.1           Purchase and Sale of the Purchased Assets.  Upon the terms, and subject to the conditions of this Agreement, on the Closing Date, Seller shall sell, convey, assign, deliver and transfer to Buyer, and Buyer shall purchase, acquire and accept from Seller, free and clear of Liens the “Purchased Assets.”  The Purchased Assets consist of the following assets and rights:

(a)           Seller’s customer list of approximately 12,000 business entities and/or individuals;

(b)           the Sourcing Contracts;

(c)           all of Seller’s Software, including, but not limited to data base schema and source code;

(d)           all of Seller’s files, Books and Records Related to Seller’s Business, including, without limitation, records of Seller’s customers, consultants, vendors, and similar contacts, telephone numbers and e-mail addresses Related to Seller’s Business;

(e)           all of Seller’s rights in and to the names “LiveOpenly, Inc.,” “LiveOpenly,” “liveopenly.com,” and any other name Seller has used in the past or currently uses Related to Seller’s Business and to any and all trademarks, trade names or service names owned by or used by Seller and the rights to any web site address or domain name owned or used by Seller;

(f)           all software and software licenses and related manuals and warranties which were developed by outside third parties specifically for Seller or developed internally by Seller personnel, including any source code and existing documentation and instructions;

(g)           all licenses, permits, approvals and qualifications Related to Seller’s Business from any Governmental Entity to the extent their transfer is permitted by Law; and

(h)           all goodwill related to the Purchased Assets.

2.2           Purchase Price.  Buyer shall issue to Seller 75,000 shares of Buyer’s common stock (“Shares”).  At the Closing, Seller hereby directs Buyer to issue: (i) Natasha or her nominee 50,000 Shares; and (ii) Jim 25,000 Shares in the name of Giant City LLC or its nominee.

SECTION 3
CLOSING

3.1           Closing Date.  The closing of the sale of the Purchased Assets ("Closing") shall take place at the offices of Buyer, at 12520 High Bluff Drive, Suite 145, San Diego, California at 10:00 a.m. on a date to be specified by the parties.  The date on which the Closing occurs is referred to in this Agreement as the "Closing Date."

3.2           Deliveries by Seller at the Closing.  At the Closing, Seller shall deliver to Buyer the following:

(a)           a Bill of Sale in the form of Exhibit 1 duly executed by Seller (“Bill of Sale”);

(b)           an Assignment and Assumption Agreement in the form of Exhibit 2 hereto ("Assignment and Assumption Agreement") executed by Seller;

(c)           Patent and Trademark Assignment Agreement in the form of Exhibit 3 duly executed by Seller (“Patent and Trademark Assignment Agreement”); and

(d)           such other good and sufficient instruments of transfer as Buyer reasonably deems necessary and appropriate to vest in Buyer all right, title and interest in, to and under the Purchased Assets.

3.3           Deliveries by Buyer at the Closing.  At the Closing, Buyer shall deliver to Seller 75,000 Shares in two certificate forms, one stock certificate in the amount of 50,000 Shares in the name of Natasha Moreno or her nominee and one stock certificate in the amount of 25,000 Shares in the name of Giant City LLC or its nominee.

SECTION 4
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer, as of the date hereof and as of the Closing Date, that the statements contained in this Section 4 are true and correct.

4.1           Organization and Good Standing.  Seller is a corporation, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, has all requisite power to own its properties and to carry on Seller’s Business, as formerly conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which it conducts any business.  Seller is not in default under its Charter Documents.

4.2           Authority and Enforceability.

(a)           Seller has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller.  Seller has duly executed and delivered this Agreement to Buyer.  This Agreement constitutes the valid and binding obligation of Seller, enforceable against it in accordance with its terms; and

(b)           Seller has the requisite power and authority to enter into each Ancillary Agreement to which it is, or specified to be, a party and to consummate the transactions contemplated thereby.  The execution and delivery by Seller of each Ancillary Agreement to which it is, or specified to be, a party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of Seller.  Prior to the Closing, Seller will have duly executed and delivered each Ancillary Agreement to which it is, or specified to be, a party.  The Ancillary Agreements will constitute valid and binding obligations on Seller, enforceable against it in accordance with its terms.  The Ancillary Agreements will effectively vest in Buyer good, valid and marketable title to all the Purchased Assets free and clear of all Liens.

4.3           No Conflicts; Consents.  The execution and delivery of this Agreement by Seller do not, and the execution and delivery of each Ancillary Agreement to which Seller is, or specified to be, a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby (in each case, with or without the giving of notice or lapse of time, or both), will not, directly or indirectly: (i) violate the provisions of any of the Charter Documents of Seller; (ii) violate or constitute a default, an event of default or an event creating rights of acceleration, termination, cancellation, imposition of additional obligations or loss of rights under any Contract (A) to which Seller is a party, (B) of which Seller is a beneficiary, or (C) by which Seller or any of its respective assets is bound; (iii) violate or conflict with any Law, Authorization or Order applicable to Seller, or give any Governmental Entity or other Person the right to challenge any of the transactions contemplated by this Agreement or the Ancillary Agreements or to exercise any remedy, obtain any relief under or revoke or otherwise modify any rights held under, any such Law, Authorization or Order; or (iv) result in the creation of any Liens upon any of the Purchased Assets.

4.4           No Undisclosed Liabilities.  Seller’s Business has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise ("Liabilities").

                             4.5           Taxes.

(a)           All Tax Returns required to have been filed by or with respect to Seller have been duly and timely filed (or, if due between the date hereof and the Closing Date, will be duly and timely filed), and each such Tax Return correctly and completely reflects Liability for Taxes and all other information required to be reported thereon.  All Taxes owed by Seller (whether or not shown on any Tax Return) have been timely paid (or, if due between the date hereof and the Closing Date, will be duly and timely paid).  Seller has adequately provided for, in its books of account and related records, Liability for all unpaid Taxes being current Taxes not yet due and payable;

(b)           There is no action or audit now proposed, threatened or pending against, or with respect to, Seller in respect of any Taxes.  Seller is not the beneficiary of any extension of time within which to file any Tax Return, nor has Seller made (or had made on its behalf) any requests for such extensions.  No claim has ever been made by an authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction or that Seller must file Tax Returns.  There are no Liens on any of the Purchased Assets with respect to Taxes;

(c)           Seller has withheld and timely paid all Taxes required to have been withheld and paid and has complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto; and

(d)           There is no dispute or claim concerning any Liability for Taxes with respect to Seller for which notice has been provided, or which is asserted or threatened, or which is otherwise known to Seller.  No issues have been raised in any Taxes examination with respect to Seller which, by application of similar principles, could be expected to result in Liability for Taxes for Seller or period not so examined.  Seller has delivered to Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Seller since December 31, 2011.  Seller has neither waived (nor is subject to a waiver of) any statute of limitations in respect of Taxes nor has agreed to (or is subject to) any extension of time with respect to a Tax assessment or deficiency.

4.6           Compliance with Law.

(a)           Seller has conducted Seller’s Business in compliance with all applicable Laws.

(b)           No event has occurred and no circumstances exist that (with or without the passage of time or the giving of notice) may result in a violation of, conflict with or failure on the part of Seller to conduct Seller’s Business in compliance with any applicable Law.  Seller has not received notice regarding any violation of, conflict with, or failure to conduct Seller’s Business in compliance with, any applicable Law.

                             4.7           Business Authorizations.

(a)           Seller owns, holds or lawfully uses in the operation of Seller’s Business all Authorizations which are necessary for it to conduct Seller’s Business as formerly conducted for the ownership and use of the assets owned or used by Seller in the conduct of Seller’s Business ("Business Authorizations") free and clear of all Liens.  Such Business Authorizations, if any, are valid and in full force and effect.

(b)           No event has occurred and no circumstances exist that (with or without the passage of time or the giving of notice) may result in a violation of, conflict with, failure on the part of Seller to comply with the terms of, or the revocation, withdrawal, termination, cancellation, suspension or modification of any Business Authorization.  Seller has not received notice regarding any violation of, conflict with, failure to comply with the terms of, or any revocation, withdrawal, termination, cancellation, suspension or modification of any Business Authorization.  Seller is not in default, nor has Seller received notice of any claim of default, with respect to any Business Authorization.

4.8           Title to Purchased Assets.  With respect to the Purchased Assets that it purports to own, Seller has good and transferable title to all such Purchased Assets, free and clear of all Liens.

4.9           Intellectual Property.

(a)           As used in this Agreement, "Intellectual Property" means: (i) inventions (whether or not patentable), trade secrets, technical data, databases, customer lists, designs, methods, processes, technology, ideas, know-how, codes, product road maps and other proprietary information and materials ("Proprietary Information"); (ii) trademarks and service marks (whether or not registered), trade names, logos, trade dress and other proprietary indicia and all goodwill associated therewith; (iii) documentation, advertising copy, marketing materials, web-sites, specifications, mask works, drawings, graphics, databases, recordings and other works of authorship, whether or not protected by Copyright; (iv) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, design documents, flow-charts, user manuals and training materials relating thereto and any translations thereof (collectively, "Software"); and (v) all forms of legal rights and protections that may be obtained for, or may pertain to, the Intellectual Property set forth in clauses (i) through (iv) of this Section 4.10 in any country of the world ("Intellectual Property Rights"), including all letters patent, patent applications, provisional patents, design patents, PCT filings, invention disclosures and other rights to inventions or designs ("Patents"), all registered and unregistered copyrights in both published and unpublished works ("Copyrights"), all trademarks, service marks and other proprietary indicia (whether or not registered) ("Marks"), trade secret rights, mask works, moral rights or other literary property or authors rights, and all applications, registrations, issuances, divisions, continuations, renewals, reissuances and extensions of the foregoing.

(b)           Seller represents and warrants that all Intellectual Property that is owned by Seller and Related to Seller’s Business (whether exclusively, jointly with another Person or otherwise) ("Seller Owned Intellectual Property") will be identified and sold pursuant to the Patent and Trademark Assignment Agreement.

(c)           Seller represents and warrants that there are no licenses, sublicenses and other agreements ("In-Bound Licenses") pursuant to which a third party authorizes Seller to use, practice any rights under, or grant sublicenses with respect to, any Intellectual Property Related to Seller’s Business owned by a third party, including the incorporation of any such Intellectual Property into products of Seller and, with respect to each In-Bound License, whether the In-Bound License is exclusive or non-exclusive.

(d)           Seller represents and warrants that there are no licenses, sublicenses and other agreements ("Out-Bound Licenses") pursuant to which Seller authorizes a third party to use, practice any rights under, or grant sublicenses with respect to, any Seller Owned Intellectual Property or pursuant to which Seller grants rights to use or practice any rights under any Intellectual Property owned by a third party and, with respect to each Out-Bound License, whether the Out-Bound License is exclusive or non-exclusive.

(e)           Seller represents and warrants that there are no registration, maintenance and renewal fees related to Patents, Marks, Copyrights and any other certifications, filings or registrations that are owned by Seller and Related to the Business of Seller ("Seller Registered Items").  To the extent they exist, Seller Registered Items have been filed with the relevant Governmental Entity or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Seller Registered Items.  There are no actions that must be taken by Buyer with respect to the Seller Registered Items after the date of this Agreement, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Seller Registered Item.  To the extent they exist, all Seller Registered Items are in good standing, held in compliance with all applicable legal requirements and enforceable by Seller.  Any Patent Related to Seller’s Business that has been issued to Seller is valid.

(f)           Seller is not aware of any challenges (or any basis therefor) with respect to the validity or enforceability of any Seller Owned Intellectual Property.  Seller has not taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation, waiver or unenforceability of any Seller Owned Intellectual Property.  Seller has not abandoned, cancelled, forfeited or relinquished any Seller Registered Items during the twelve (12) months prior to the date of this Agreement.

(g)           None of the products or services formerly developed, sold, distributed, provided, shipped or licensed by Seller, in each case Related to Seller’s Business, has infringed or infringes upon, or otherwise unlawfully used or uses, the Intellectual Property Rights of any third party.  Seller, by conducting Seller’s Business as formerly conducted, has not infringed or infringes upon, or otherwise unlawfully used or uses, any Intellectual Property Rights of a third party.  Seller has not received any communication from any Person alleging that Seller has violated any Intellectual Property Rights of a third party nor, to the Knowledge of Seller, is there any basis therefor.  No Action has been instituted or, to the Knowledge of Seller, threatened, relating to any Intellectual Property formerly used Related to Seller’s Business, and none of the Seller Intellectual Property is subject to any outstanding Order.  To the Knowledge of Seller, no Person has infringed or is infringing any Intellectual Property Rights Related to Seller’s Business or has otherwise misappropriated or is otherwise misappropriating any Seller Intellectual Property;

(h)           With respect to the Proprietary Information Related to Seller’s Business, the documentation relating thereto is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the special knowledge or memory of others.  Seller has taken commercially reasonable steps to protect and preserve the confidentiality of all Proprietary Information Related to Seller’s Business.

(i)           No employee, consultant or contractor of Seller has in the past performed services for Seller’s Business in violation of any term of any employment, invention disclosure or assignment, confidentiality or non-compete agreement or other restrictive covenant or any Order as a result of such employee's, consultant's or contractor's employment in Seller’s Business or any services rendered by such employee, consultant or contractor.

(j)           All Intellectual Property that has been distributed, sold or licensed to a third party by Seller and Related to Seller’s Business that is covered by warranty conformed and conforms to, and performed and performs in accordance with, the representations and warranties provided with respect to such Intellectual Property by or on behalf of Seller for the time period during which such representations and warranties apply.

(k)           The execution and delivery of this Agreement by Seller does not, and the consummation of the transactions contemplated hereby (in each case, with or without the giving of notice or lapse of time, or both), will not, directly or indirectly, result in the loss or impairment of, or give rise to any right of any third party to terminate or re-price or otherwise renegotiate any of Seller's rights to own any of its Intellectual Property or its respective rights under any Out-Bound License or In-Bound License, nor require the Consent of any Governmental Entity or other third party in respect of any such Intellectual Property.

(l)           Software.

(i)           The software owned, or purported to be owned, by Seller Related to Seller’s Business (collectively, "Seller Owned Software”), was either: (i) developed by employees of Seller within the scope of their employment; (ii) developed by independent contractors who have assigned all of their right, title and interest therein to Seller pursuant to written agreements; or (iii) otherwise acquired by Seller from a third party pursuant to a written agreement in which such third party assigns all of its right, title and interest therein to Seller.  None of Seller Owned Software contains any programming code, documentation or other materials or development environments that embody Intellectual Property Rights of any Person other than Seller, except for such materials obtained by Seller from other Persons who make such materials generally available to all interested Buyers or end-users on standard commercial terms.

(ii)           Each existing and currently supported and marketed Software product of Seller’s Business performs, in all material respects, the functions described in any agreed specifications or end user documentation or other information provided to customers of Seller’s Business on which such customers relied when licensing or otherwise acquiring such products, subject only to routine bugs and errors that can be corrected promptly by Seller in the course of providing customer support without further Liability to Seller, and all of the code of such products has been developed in a manner that meets common industry practice, including the use of regression test and release procedures.  To the Knowledge of Seller, each existing and currently supported and marketed Software product of Seller’s Business is free of all viruses, worms, Trojan horses and material known contaminants and does not contain any bugs, errors, or problems that would substantially disrupt its operation or have a substantial adverse impact on the operation of the Software.

(iii)           Seller has taken all actions customary in the software industry to document the Software and its operation, such that the materials comprising the Software, including the source code and documentation, have been written in a clear and professional manner so that they may be understood, modified and maintained in an efficient manner by reasonably competent programmers.

(iv)           Seller has not exported or transmitted Software or other material in connection with Seller’s Business to any country to which such export or transmission is restricted by any applicable Law, without first having obtained all necessary and appropriate Authorizations.

(v)           Seller Owned Software is free of any disabling codes or
instructions (a "Disabling Code”) and any virus or other intentionally created, undocumented contaminant ("Contaminant”) that may, or may be used to, access, modify, delete, damage or disable any Systems or that may result in damage thereto.  Seller has taken reasonable steps and implemented reasonable procedures to ensure that its and its internal computer systems used in connection with Seller’s Business are free from Disabling Codes and Contaminants.  The Software licensed by and Related to Seller’s Business is free of any Disabling Codes or Contaminants that may, or may be used to, access, modify, delete, damage or disable any of the hardware, software, databases or embedded control systems of Seller’s Business ("Systems”) or that might result in damage thereto.  Seller has taken all reasonable steps to safeguard its respective Systems and restrict unauthorized access thereto.

(vi)           No Public Software (A) forms part of any Seller Intellectual Property, (B) was, or is, used in connection with the development of any Seller Owned Intellectual Property or any products or services developed or provided by Seller’s Business, or (C) was, or is, incorporated or distributed, in whole or in part, in conjunction with Seller Intellectual Property.  "Public Software" means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software or similar licensing or distribution models, including software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (1) GNU's General Public License or Lesser/Library GPL; (2) Mozilla Public License; (3) Netscape Public License; (4) Sun Community Source/ Industry Standard License; (5) BSD License; and (6) Apache License.

4.10           Litigation.

(a)           There is no action, lawsuit or proceeding, claim, arbitration, litigation or investigation (each, an "Action"), in each case Related to Seller’s Business: (i) pending or, to Seller's Knowledge, threatened against or affecting Seller; or (ii) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or the Ancillary Agreements.  No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

(b)           There is no unsatisfied judgment, penalty or award, in each case Related to Seller’s Business, against or affecting Seller or any of its respective assets, properties or rights.

4.11           Brokers or Finders.  Seller represents that no agent, broker, investment banker or other firm or Person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement and the Ancillary Agreements.

4.12           Completeness of Disclosure.  No representation or warranty by Seller in this Agreement, the Ancillary Agreements or any certificate or other document furnished or to be furnished to Buyer pursuant hereto, or in connection with the negotiation, execution or performance of this Agreement and the Ancillary Agreements contains, or will at the Closing contain, any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading.  There are no facts or circumstances of which Seller is aware that have had, or could be expected to have, individually, or in the aggregate, an adverse effect on the Purchased Assets.

SECTION 5
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that each statement contained in this Section 5 is true and correct as of the date of this Agreement.

5.1           Organization and Good Standing.  Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted.

5.2           Authority and Enforceability.  Buyer has the requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Ancillary Agreements to which Buyer is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Buyer.  This Agreement has been, and the Ancillary Agreements to which Buyer is a party will be, duly executed and delivered by Buyer and, assuming due authorization, execution and delivery by Seller, constitutes the valid and binding obligations of Buyer, enforceable against it in accordance with their respective terms.

5.3           Litigation.  There is no Action pending or, to the knowledge of Buyer, threatened against Buyer which challenges or seeks to enjoin, alter or materially delay the consummation of the transactions contemplated by this Agreement.

5.4           Availability of Buyer’s Common Stock.  Buyer has a sufficient number of Shares issued and available which are sufficient to enable it to consummate the transactions contemplated by this Agreement.

SECTION 6
COVENANTS OF SELLER

6.1           Access to Information; Investigation.  Seller shall afford to Buyer’s officers, directors, employees, accountants, counsel, consultants, advisors and agents ("Representatives") free and full access to and the right to inspect the Purchased Assets and other documents Related to Seller’s Business, and shall permit them to consult with the officers, employees, accountants, counsel and agents of Seller for the purpose of making such investigation of Seller’s Business as Buyer shall desire to make.

6.2           Confidentiality.  From and after the Closing Date, Seller will hold in confidence any and all information, whether written or oral, concerning Seller’s Business and the Purchased Assets, except to the extent that Seller can show that such information: (i) is in the public domain through no fault of Seller; or (ii) is lawfully acquired by Seller after the Closing Date from sources that are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation.  If Seller is compelled to disclose any such information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information that Seller is advised by its counsel in writing is legally required to be disclosed; provided, however, that Seller shall exercise its reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.  Seller shall enforce for the benefit of Buyer all confidentiality, assignment of inventions and similar agreements between Seller and any other party relating to the Purchased Assets.

6.3           Release of Liens.  Prior to the Closing Date, Seller shall cause to be released all Liens in and upon any of the Purchased Assets.

6.4           Consents.  Seller shall obtain all Consents that are required under the Assigned Contracts in connection with the consummation of the transactions contemplated by this Agreement so as to preserve all rights of, and benefits to, Buyer thereunder; provided, however, that no assigned Contract shall be amended and no right thereunder shall be waived to obtain any such Consent.

6.5           Notification of Certain Matters.  Seller shall give prompt notice to Buyer of: (i) any fact, event or circumstance known to it that individually or taken together with all other facts, events and circumstances known to it, has had or could have, individually or in the aggregate, a material adverse effect on the Purchased Assets or would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein; (ii) the failure of any condition precedent to Buyer's obligations hereunder; (iii) any notice or other communication from any third party alleging that the Consent of such third party is or may be required in connection with the consummation of the transactions contemplated by this Agreement; (iv) any notice or other communication from any Governmental Entity in connection with the consummation of the transactions contemplated by this Agreement; or (v) the commencement of any Action that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.10.

6.6           Restrictive Covenants.

(a)           Seller covenants that, commencing on the Closing Date and ending on the fifth anniversary of the Closing Date ("Noncompetition Period"), Seller shall not, directly or indirectly, in any capacity, engage in or have any direct or indirect ownership interest in, or permit Seller's name to be used in connection with, any business anywhere in the world which is engaged, either directly or indirectly, in the business of developing, marketing or selling any products or providing any services which are competitive with products, marketed, sold or under development by, or services provided by, the New Business of Buyer ("Restricted Business").  It is recognized that the Restricted Business is expected to be conducted throughout the world and that more narrow geographical limitations of any nature on this non-competition covenant and the non-solicitation covenant set forth in Section 6.6(b) are therefore not appropriate.

(b)           Seller covenants that, during the Noncompetition Period, Seller shall not solicit the employment or engagement of services of any Person who is offered employment by Buyer or is or was employed as an employee, consultant or contractor in Seller’s Business during the Noncompetition Period on a full-time or part-time basis.

(c)           Seller acknowledges that the restrictions contained in this Section 6.6 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement, and consummate the transactions contemplated by this Agreement.  Seller acknowledges that any violation of this Section 6.6 will result in irreparable injury to Buyer and agrees that Buyer shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Section 6.6, which rights shall be cumulative and in addition to any other rights or remedies to which Buyer may be entitled.  Without limiting the generality of the foregoing, the Noncompetition Period shall be extended for an additional period equal to any period during which Seller or any Affiliate is in breach of its obligations under this Section 6.6.

(d)           In the event that any covenant contained in this Section 6.6 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law.  The covenants contained in this Section 6.6 and each provision thereof are severable and distinct covenants and provisions.  The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

SECTION 7
COVENANTS OF BUYER AND SELLER

7.1           Public Announcements.  Seller shall not issue any press releases or otherwise make any public statements with respect to the transactions contemplated by this Agreement, without the prior written Consent of Buyer.

7.2           Names.  On the Closing Date, Seller shall deliver to Buyer all such executed documents as may be required to change the name of Seller on that date to another name or names bearing no similarity to any of the Names, including, where applicable, name change amendments and appropriate name change notices for each state where Seller is qualified to do business.  Seller hereby appoints Buyer as its attorney-in-fact to file all such documents on or after the Closing Date.  Seller shall terminate the use of any and all d/b/a's currently or formerly used by it Related to the Business of Seller.

7.3           Taxes.

(a)           Seller shall pay all federal, state and local sales, documentary and other transfer Taxes, if any, due as a result of the purchase, sale or transfer of the Purchased Assets in accordance herewith, whether imposed by Law on Seller or Buyer.

(b)           All personal property Taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period that includes (but does not end on) the Closing Date shall be apportioned between Seller and Buyer as of the Closing Date, based on the number of days of such taxable period included in the period ending with and including the Closing Date (with respect to any such taxable period, the "Pre-Closing Tax Period"), and the number of days of such taxable period beginning after the Closing Date (with respect to any such taxable period, the "Post-Closing Tax Period").  Seller shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Period.  If bills for such Taxes have not been issued as of the Closing Date, and if the amount of such Taxes for the period including the Closing Date is not then known, the apportionment of such Taxes shall be made at Closing on the basis of the prior period's Taxes.  After Closing, upon receipt of bills for the period including the Closing Date, adjustments to the apportionment shall be made by the parties, so that if either party paid more than its proper share at the Closing, the other party shall promptly reimburse such party for the excess amount (“Excess Amount”) paid by them.

(c)           Buyer and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to Seller’s Business and the Purchased Assets (including access to Books and Records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any Action relating to any Tax.  Any expenses incurred in furnishing such information or assistance shall be borne by the party requesting it.

7.4           Bulk Sales Laws.  Buyer and Seller hereby waive compliance by Buyer and Seller with the bulk sales Law and any other similar Laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement and the Ancillary Agreements; provided, however, that Seller shall pay and discharge when due all claims of creditors asserted against Buyer or the Purchased Assets by reason of such noncompliance and shall take promptly all necessary actions required to remove any Lien which may be placed upon any of the Purchased Assets by reason of such noncompliance.

7.5           Further Assurances.  Buyer and Seller shall execute such documents and other instruments and take such further actions as may be reasonably required or desirable to carry out the provisions of this Agreement and the Ancillary Agreements, and to consummate the transactions contemplated hereby and thereby.  Upon the terms and subject to the conditions hereof, Buyer and Seller shall each use its respective reasonable best efforts to: (i) take or cause to be taken all actions and to do or cause to be done all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and the Ancillary Agreements; and (ii) obtain in a timely manner all Consents and Authorizations and effect all necessary registrations and filings.  From time to time after the Closing, at Buyer's request, Seller shall execute, acknowledge and deliver to Buyer such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as Buyer may reasonably require in order to vest more effectively in Buyer, or to put Buyer more fully in possession of, any of the Purchased Assets.

SECTION 8
CONDITIONS TO CLOSING

8.1            Conditions to Obligation of Buyer.  The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Buyer in its sole discretion) of the following further conditions:

(a)           the representations and warranties of Seller set forth in this Agreement shall have been true and correct at and as of the date of this Agreement and shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date;

(b)           Seller shall have performed or complied with all obligations and covenants required by this Agreement to be performed or complied with by Seller at or prior to the Closing;

(c)           unless otherwise waived by Buyer, Seller shall have obtained the Consent of each Person whose Consent is required under the two Contracts being assigned to Buyer; and

(d)           Seller shall have delivered to Buyer all agreements and other documents required to be delivered by Seller to Buyer pursuant to this Agreement.

8.2           Conditions to Obligation of Seller.  The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Seller in its sole discretion) of the following further conditions:

(a)           the representations and warranties of Buyer set forth in this Agreement shall have been true and correct at and as of the date hereof and shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date;

(b)           Buyer shall have performed or complied with all obligations and covenants required by this Agreement to be performed or complied with by Buyer at or prior to the Closing; and

(c)           Buyer shall have delivered to Seller all agreements and other documents required to be delivered by Buyer to Seller.

SECTION 9
INDEMNIFICATION

9.1           Survival.

(a)           All representations and warranties contained in this Agreement, the Ancillary Agreements or other document delivered pursuant to this Agreement or the Ancillary Agreements shall survive the Closing for a period of five (5) years.

(b)           The covenants and agreements which by their terms do not contemplate performance after the Closing shall survive the Closing for a period of two (2) years.

(c)           The period for which a representation or warranty, covenant or agreement survives the Closing is referred to herein as the "Applicable Survival Period."  In the event notice of claim for indemnification under Section 9.2 or 9.3 is given within the Applicable Survival Period, the representation or warranty, covenant or agreement that is the subject of such indemnification claim (whether or not formal legal action shall have been commenced based upon such claim) shall survive with respect to such claim until such claim is finally resolved.  Seller shall indemnify Buyer for all Losses (subject to the limitations set forth herein, if applicable) that Buyer may incur in respect of such claim, regardless of when incurred.

9.2           Indemnification by Seller.

(a)           Seller shall indemnify and defend Buyer and its Affiliates and their respective stockholders, members, managers, officers, directors, employees, agents, successors and assigns ("Buyer Indemnities") against, and shall hold them harmless from, any and all losses, damages, claims (including third party claims), charges, interest, penalties, Taxes, diminution in value, costs and expenses (including legal, consultant, accounting and other professional fees, costs of sampling, testing, investigation, removal, treatment and remediation of contamination and fees and costs incurred in enforcing rights under this Section 9.2) (collectively, "Losses") resulting from, arising out of, or incurred by any Buyer Indemnitee in connection with, or otherwise with respect to:

(i)           the failure of any representation and warranty or other statement by
Seller contained in this Agreement and the Ancillary Agreements in connection with the transactions contemplated by this Agreement and the Ancillary Agreements to be true and correct in all respects as of the date of this Agreement and as of the Closing Date;

(ii)           any breach of any covenant or agreement of Seller contained in this Agreement, the Ancillary Agreements or other document furnished or to be furnished to Buyer in connection with the transactions contemplated by this Agreement and the Ancillary Agreements; and

(iii)           any notice of the assertion of any claim or the commencement of an Action by a third party Related to Seller’s Business or the Purchased Assets.

(b)           Any and all Losses hereunder shall bear interest from the date incurred until paid at the rate of 10% per annum or the maximum permitted by California Law, whichever is greater; provided, however, such interest shall in no event be more than permitted by Law.

SECTION 10
MISCELLANEOUS

10.1           Notice.  Any notice, request, demand, waiver, Consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given: (i) on the date established by the sender as having been delivered personally; (ii) on the date delivered by a private courier as established by the sender by evidence obtained from the courier; (iii) on the date sent by facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next Business Day; or (iv) on the 5th day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications, to be valid, must be addressed as follows:

If to Buyer, to:
LiveDeal, Inc.
12520 High Bluff Drive
Suite 145
San Diego, California 92130
Attn: Jon Isaac
Facsimile:  (858) 259-6661

If to Seller, to:
LiveOpenly, Inc.
255 Bush Street
Suite 16
San Francisco, California 94103
Attn: Natasha Moreno
Facsimile: None

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain).  If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

10.2           Amendments and Waivers.

(a)           Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)           No failure or delay by any party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(c)           To the maximum extent permitted by Law: (i) no waiver that may be given by a party shall be applicable except in the specific instance for which it was given; and (ii) no notice to or demand on one party shall be deemed to be a waiver of any obligation of such party or the right of the party giving such notice or demand to take further action without notice or demand.

10.3           Expenses.  Each party shall bear its own costs and expenses in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, whether or not the transactions contemplated by this Agreement are consummated.

10.4           Successors and Assigns.  This Agreement may not be assigned by either party hereto without the prior written Consent of the other party; provided, however, that, without such Consent, Buyer may transfer or assign this Agreement, in whole or in part or from time to time, to one or more of its Affiliates, but no such transfer or assignment will relieve Buyer of its obligations hereunder.  Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, heirs, personal representatives, successors and assigns.

10.5           Governing Law.  This Agreement, its Schedules and Ancillary Agreements shall be governed by and interpreted and enforced in accordance with the Laws of the State of California, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of California or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of California.

10.6           Dispute Resolution.  Any dispute among the parties hereto shall be resolved in accordance with the dispute resolution provisions of this Section 11.6.

(a)           The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement, the breach, termination or validity thereof, or the transactions contemplated herein promptly by negotiation between representatives who have authority to settle the controversy.  Any party may give the others written notice that a dispute exists ("Notice of Dispute").  The Notice of Dispute shall include a statement of such party's position.  Within twenty (20) Business Days of the delivery of the Notice of Dispute, representatives of the parties shall meet at a mutually acceptable time and place, and thereafter as long as they both reasonably deem necessary, to exchange relevant information and attempt to resolve the dispute.  If the matter has not been resolved within forty-five (45) days of the disputing party's Notice of Dispute, or if the parties fail to meet within 20 days thereof, any party may initiate arbitration of the controversy or claim as provided hereinafter.  If a negotiator intends to be accompanied at a meeting by an attorney, the other negotiator shall be given at least three (3) Business Days' notice of such intention and may also be accompanied by an attorney.  All compromise and settlement negotiations for purposes of the Federal and California Rules of Evidence shall be inadmissible in any subsequent arbitration or litigation between the parties.

(b)           Any controversy or claim arising out of or relating to this Agreement, the breach, termination, or validity thereof, or the transactions contemplated herein, if not settled by negotiation as provided in Section 11.6(a), shall be settled by binding arbitration in San Diego, California, in accordance with the California Code of Civil Procedure.  The arbitrator shall be selected by mutual agreement of the parties within 20 days following the initiation of arbitration hereunder, or, absent such agreement, by appointment by petition the appointment of the San Diego Superior Court.  The arbitration procedure shall be governed by the California Code of Civil Procedure section 1280 et. seq. and the award rendered by the arbitrator shall be final and binding on the parties and may be entered in any court having jurisdiction thereof.

(c)           Each party shall have discovery rights as provided by the California Code of Civil Procedure Section 1283.05 et. seq.; provided, however, that all such discovery shall be commenced and concluded within 90 days after the selection or appointment of the arbitrator.  It is the intent of the parties that any arbitration shall be concluded as quickly as reasonably practicable.  Unless the parties otherwise agree, once commenced, the hearing on the disputed matters shall be held four days a week until concluded, with each hearing date to begin at 9:00 a.m. and to conclude at 5:00 p.m.  The arbitrator shall use all reasonable efforts to issue the final award or awards within a period of five (5) Business Days after closure of the proceedings.  Failure of the arbitrator to meet the time limits of this Section ll.6 shall not be a basis for challenging the award.

(d)           Each party shall share equally the fees and expenses of the arbitrator.  In the event the arbitrator determines that one party prevailed over the other party in the arbitration proceeding, the arbitrator shall instruct the non-prevailing party to pay the reasonable attorneys’ fees and expenses of the prevailing party, in the amount determined by the arbitrator.

10.7           Counterparts.  This Agreement may be executed in any number of counterparts, and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. The parties agree that the delivery of this Agreement, and the delivery of the Ancillary Agreements and any other agreements and documents at the Closing, may be affected by means of an exchange of facsimile signatures with original copies to follow by mail or courier service.

10.8           Third Party Beneficiaries.  No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder; except that in the case of Section 9 hereof, the Buyer Indemnitees and their respective heirs, executors, administrators, legal representatives, successors and assigns, are intended third party beneficiaries of such sections and shall have the right to enforce such sections in their own names.

10.9           Entire Agreement.  This Agreement, the Ancillary Agreements, the Schedules and the other documents, instruments and agreements specifically referred to in this Agreement, or delivered pursuant hereto or thereto, set forth the entire understanding of the parties hereto with respect to the transactions contemplated by this Agreement.  All Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.  Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement, except for the Confidentiality Agreement which shall continue in full force and effect in accordance with its terms.

10.10         Severability.  Subject to Section 6.8(d), any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.11         Interpretation.  The parties have participated jointly in the negotiation and drafting of this Agreement and the Ancillary Agreements.  Any rule of construction or interpretation otherwise requiring this Agreement or the Ancillary Agreements to be construed or interpreted against any party by virtue of the authorship of this Agreement or the Ancillary Agreements shall not apply to the construction and interpretation hereof and thereof.

IN WITNESS WHEREOF, the parties have hereunto set their hands as of the day and year first above written.

LiveDeal, Inc.

By:	/s/ Jon Isaac
Jon Isaac
Title:	Chief Executive Officer

LiveOpenly, Inc.

By:	/s/ Natasha Moreno
Natasha Moreno
Title:	Chief Executive Officer

EXHIBIT 1

BILL OF SALE OF BUSINESS ASSETS
OF LIVEOPENLY, INC.

Reference is made to that certain Asset Purchase Agreement dated July 30, 2012 by and between LiveDeal, Inc., as Buyer, and LiveOpenly, Inc., as Seller (“Agreement”).  The terms used herein are as defined in the Agreement.

In accordance with subsection 2.1 and 3.2 of the Agreement, this shall constitute the “Bill of Sale” for the Purchased Assets.  On the Closing Date, Seller shall sell, convey, assign, deliver and transfer to Buyer, and Buyer shall purchase, acquire and accept from Seller, free and clear of Liens the following Purchased Assets

(a)           Seller’s customer list of approximately 12,000 business entities and/or individuals;

(b)           the Sourcing Contracts;

(c)           all of Seller’s Software, including data schema and source code;

(d)           all of Seller’s files, books and records Related to Seller’s Business, including, without limitation, records of Seller’s customers, consultants, vendors, and similar contacts, telephone numbers and e-mail addresses Related to Seller’s Business;

(e)           all of Seller’s rights in and to the names “LiveOpenly, Inc.,” “LiveOpenly,” “liveopenly.com,” and any other name Seller has used in the past or currently uses Related to Seller’s Business and to any and all trademarks, trade names or service names owned by or used by Seller and the rights to any web site address or domain name owned or used by Seller;

(f)           all software and software licenses and related manuals and warranties which were developed by outside third parties specifically for Seller or developed internally by Seller personnel, including any source code and existing documentation and instructions;

`             (g)           all licenses, permits, approvals and qualifications Related to Seller’s Business from any Governmental Entity to the extent their transfer is permitted by Law; and

(h)           all goodwill related to the Purchased Assets.

The undersigned warrants that the Purchased Assets are free and clear of all encumbrances, that it has full right and title to sell the same and that it will warrant and defend the Purchased Assets against any and all claims and demands of all Persons.

In the event there is a conflict between the provisions of this Bill of Sale of Business Assets and the provisions of the Agreement, the provisions of the Agreement shall control.

LiveOpenly, Inc.

By		Date: July 30, 2012
Natasha Moreno
Title:	Chief Executive Officer

EXHIBIT 2

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement ("A&A Agreement") is entered into as of July 30, 2012 between LiveDeal, Inc. (“Live Deal”) and LiveOpenly, Inc. (“LiveOpenly”).

RECITALS

A. Reference is made to that certain Asset Purchase Agreement dated July 30, 2012 by and between LiveDeal, as Buyer, and LiveOpenly, as Seller (“Agreement”).  The terms used in this A&A Agreement are as defined in the Agreement; and

B. Seller is willing to sell, assign, transfer, convey and deliver to Buyer, and Buyer is willing to assume from Seller, all of Seller’s interest in and to the Sourcing Contracts referenced in the Agreement.  The Sourcing Contracts consist of that certain: (i) Independent Contractor Agreement between LiveOpenly and Travelzoo, Inc., effective as of May 12, 2012; and (ii) Strategic Sourcing Agreement between LiveOpenly and Affinity Solutions ,made as of __day of October, 2011.

NOW, THEREFORE, in consideration of the foregoing and the terms, covenants and conditions set forth in the Agreement and as set forth below in this A&A Agreement, the parties hereto agree as follows.

SECTION 1
ASSIGNMENT AND ASSUMPTION

Section 1.1      Assignment and Assumption of Sourcing Contracts.

(a) Seller hereby sells, assigns, transfers, conveys and delivers to LiveDeal, and LiveDeal hereby purchases and accepts from LiveOpenly, all of LiveOpenly’s right, title and interest in and to the Sourcing, effective as of July 30, 2012.

(b) LiveDeal hereby assumes from LiveOpenly and agrees faithfully to perform and fulfill, any and all obligations related to the Sourcing Contracts.

SECTION 2
INCORPORATION BY REFERENCE

Section 2.1      Incorporation by Reference.

(a) All of the provisions of subsection 4.1, 4.2, 4.3, 4.4, 4. 5.4, 6. 4.7, 4.8, 4.10, 4.11, 4.12, 6.1, 6.2, 6.4, 6.5, 6.6, 7.2, 7.3, 7.4, 7.5,9.1, 9.2, and the entirety of Section 10 of the Agreement are hereby incorporated into this A&A Agreement as though set forth in full.

(b) In the event there is a conflict between the provisions of this A&A Agreement and the provisions of the Agreement, the provisions of the Agreement shall control.

IN WITNESS WHEREOF, the parties have hereunto set their hands as of the day and year first above written.

LiveDeal, Inc.

By:
Jon Isaac
Title:	Chief Executive Officer

LiveOpenly, Inc.

By:
Natasha Moreno
Title:	Chief Executive Officer

EXHIBIT 3

ASSIGNMENT AGREEMENT OF
INTELLECTUAL PROPERTY, SOFTWARE, INTELLECTUAL PROPERTY RIGHTS PATENTS, COPYRIGHTS AND MARKS

This Assignment Agreement ("Assignment Agreement") is entered into as of July 30, 2012 between LiveDeal, Inc. (“Live Deal”) and LiveOpenly, Inc. (“LiveOpenly”).

RECITALS

A. Reference is made to that certain Asset Purchase Agreement dated July 30, 2012 by and between LiveDeal, as Buyer, and LiveOpenly, as Seller (“Agreement”).  The terms used in this Assignment Agreement are as defined in the Agreement; and

B. Seller is willing to sell, assign, transfer, convey and deliver to Buyer, and Buyer is willing to assume from Seller, all of Seller’s interest in and to all of Seller’s rights, title and interest in and to Seller’s Intellectual Property, Software, Intellectual Property Rights, Patents, Copyrights and Marks Related to Seller’s Business.

NOW, THEREFORE, in consideration of the foregoing and the terms, covenants and conditions set forth in the Agreement and as set forth below in this Assignment Agreement, the parties hereto agree as follows.

SECTION 1
ASSIGNMENT OF SELLER’S INTELLECTUAL PROPERTY, SOFTWARE, INTELLECTUAL PROPERTY RIGHTS, PATENTS, COPYRIGHTS AND MARKS

Section 1.1      Assignment of Seller’s Intellectual Property, Software Intellectual Property Rights, Patents, Copyrights and Marks.

(a) Seller hereby sells, assigns, transfers, conveys and delivers to LiveDeal, and LiveDeal hereby purchases and accepts from LiveOpenly, all of LiveOpenly’s right, title and interest in and to all of Seller’s Intellectual Property, Software, Intellectual Property Rights, Patents, Copyrights and Marks, including, but not limited to, data base schema, source code, the names “LiveOpenly, Inc.,” “LiveOpenly,” “liveopenly.com” and any other name Seller has used in the past or currently uses Related to Seller’s Business and to any and all trademarks, trade names or service names owed by or used by Seller and the rights to any website address or domain name owned or used by Seller.

(b) LiveDeal hereby assumes from LiveOpenly and agrees faithfully to perform and fulfill, any and all obligations related to the property identified in in Section 1.1(a) of this Assignment Agreement.

SECTION 2
INCORORATION BY REFERENCE

Section 2.1      Incorporation by Reference.

(a)            All of the provisions of subsection 4.1, 4.2, 4.3, 4.4, 4. 5.4, 6. 4.7, 4.8, 4.9, 4.10, 4.11, 4.12, 6.1, 6.2, 6.4, 6.5, 6.6, 7.2, 7.3, 7.4, 7.5,9.1, 9.2, and the entirety of Section 10 of the Agreement are hereby incorporated into this A&A Agreement as though set forth in full.

(b)            In the event there is a conflict between the provisions of this Assignment Agreement and the provisions of the Agreement, the provisions of the Agreement shall control.

IN WITNESS WHEREOF, the parties have hereunto set their hands as of the day and year first above written.

LiveDeal, Inc.

By:
Jon Isaac
Title:	Chief Executive Officer

LiveOpenly, Inc.

By:
Natasha Moreno
Title:	Chief Executive Officer